Exhibit 10(jj)

###GRANT_DATE###
###PARTICIPANT_NAME###
###HOME_ADDRESS###

RESTRICTED STOCK UNIT AWARD AGREEMENT
(Non-Employee Directors)

The details of your Restricted Stock Unit (“RSU”) award granted to you by Pitney Bowes Inc. (the “Company”) under the Pitney Bowes Inc. Directors’ Stock Plan (the “Plan”) are described in this agreement (“Award Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them under the Plan.

About Your RSU Award
Pursuant to the terms of the Plan, you have received an award of RSUs with respect to a number of shares of Common Stock having a Fair Market Value on the award date equal to [$XXX,XXX]. A whole number of RSUs was determined by rounding up to the nearest whole unit. An RSU represents your right to one share of Common Stock after a specified restriction period. The award date, the number of RSUs that have been awarded, the award date value, and the vesting provisions are specified below.

Award Date	Number of RSUs	Award Date Value	Vesting Date
###GRANT_DATE###	###TOTAL_AWARDS###	[$XXX,XXX]	[XX/XX/XXXX]
Your Rights with Respect to the Restricted Stock Units
You will have the right to receive dividend equivalents in connection with the RSUs. Accordingly, you will receive payments equivalent to the cash dividends or other distributions paid on the shares of Common Stock underlying the RSUs, which payments shall be paid to you in cash as and when such dividends or other distributions are paid to holders of Common Stock. Except with respect to the dividend equivalent rights, you will not have any rights as a shareholder with respect to the RSUs and will not have the right to vote the shares underlying the RSUs until the RSUs vest and are converted to shares of Common Stock.
Vesting, Conversion of Restricted Stock Units and Issuance of Common Stock
As noted above, your RSUs will vest in full as indicated above (“Vesting Date”), provided you are in continued service with the Company from the award date until the Vesting Date, except as otherwise provided below. As soon as practicable after the RSUs vest, the Company shall cause to be issued one share of Common Stock for each vested RSU, which will be posted to your account at Shareworks (1-877-380-7793 within the U.S. or 1-403-515-3909 from outside the United States), in book-entry form. In the case of death before issuance, the issued Common Stock will be registered in the name of your estate’s legal representatives, heirs by will or laws of descent or your beneficiary, as applicable. Upon settlement of the RSUs in shares of Common Stock, you will obtain full voting rights and will be entitled to receive cash dividends and other distributions paid with respect to shares of Common Stock issued to you. If you are eligible to defer the conversion of RSUs into Common Stock and have so elected in accordance with the terms of the Pitney Bowes Director Equity Deferral Plan as in effect from time to time (or applicable successor plan), the vested RSUs will not be settled upon vesting but will be deferred pursuant to your election. You will be entitled to receive dividend equivalents on your vested RSUs, but you will not be entitled to vote the shares subject to your vested RSUs.
Termination Provisions and Vesting of RSUs
Except as provided below, unvested RSUs will be forfeited if your service as a member of the Board terminates prior to the Vesting Date.

TERMINATION EVENT	TREATMENT OF UNVESTED RSUS
Death or Disability*	Unvested RSUs immediately vest
Change in Control (per the terms of the Plan)	Unvested RSUs immediately vest
* Disability vesting occurs on the date of termination of Board service due to Disability. Disability shall be determined by the Governance Committee of the Board.

Taxes
You are solely responsible for the satisfaction of all taxes that may arise in connection with the RSUs granted hereunder. Except as otherwise required by applicable law or regulation, no taxes shall be withheld with respect to the RSUs and Form 1099 will be issued for the value of the shares of Common Stock issued.

This award is intended to be exempt from the applicable requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be administered accordingly. Notwithstanding any provision to the contrary herein, payments or distributions made with respect to this award may only be made in a manner and upon an event permitted by Section 409A, to the extent applicable. To the extent that any provision of this Award Agreement would cause a conflict with the requirements of Section 409A, or would cause the administration of the RSUs to fail to satisfy the requirements of Section 409A or an exemption, such provision shall be deemed null and void to the extent permitted by applicable law.

Limits on Transfer
The RSUs may not be sold, assigned, pledged or otherwise transferred, other than by will or the laws of descent and distribution. Shares of Common Stock underlying the RSUs may not be sold, assigned, pledged or otherwise transferred unless and until such shares are issued free and clear of all transfer restrictions imposed under this Award Agreement or the Plan. Any purported assignment, sale or transfer thereof shall be void and unenforceable against the Company. Neither the RSUs nor any rights under the RSUs shall be the subject of short-term speculative trading in Company securities, including hedging, short sales, “put” or “call” options, swaps, collars or any other derivative transactions. If the Administrator so indicates in writing to you, you may designate one or more beneficiaries who may exercise your rights and receive any property distributable with respect to the RSUs upon your death.

Terms of the Plan
RSU awards are subject in all respects to the detailed terms and conditions of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Administrator shall be conclusive upon any question arising hereunder. Your receipt of the RSUs awarded hereunder constitute your acknowledgment that all decisions and determinations of the Administrator with respect to the Plan, this Award Agreement, and/or the RSUs shall be final and binding on you, your beneficiaries and any other person having or claiming an interest in the RSUs.

Governing Law
The validity, construction, interpretation and effect of this Award Agreement shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

By receipt of this Award Agreement, you agree to accept the terms of the award as set forth herein and in the Pitney Bowes Inc. Directors’ Stock Plan.